Exhibit 99.1

1110 Maple Street   ☐   P.O. Box 300   ☐   Elma, New York 14059-0300   ☐   716-655-5990   ☐   FAX 716-655-6012

NOVEMBER 13, 2017	SERVOTRONICS, INC. ANNOUNCES

THIRD QUARTER 2017 RESULTS

Elma, NY – Servotronics, Inc. (NYSE American: SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial results for the three and nine months ended September 30, 2017.

Revenues for the quarter were $11,325,000, approximately a 19.7% increase from $9,465,000 for the same period of 2016. The increase in revenue is the result of increases in commercial and government shipments at both the Advanced Technology Group (“ATG”) and Consumer Products Group (“CPG”). Net income for the quarter was $671,000 (or $0.30 per share Basic and $0.29 Diluted) compared to net income of $366,000 (or $0.17 per share Basic and $0.16 Diluted) for the comparable period ended September 30, 2016.

For the third quarter, cost of goods sold (exclusive of depreciation and amortization) increased approximately $993,000 or 14.1%, however, as a percentage of revenue, cost of goods sold decreased for the quarter showing improvement over the first half of 2017. Selling, general and administrative (SG&A) expenses increased approximately $422,000 or 25.5%. The increase is primarily driven by the reserve established in the quarter for the death benefit owed pursuant to the Company’s employment contract with its former Chairman of the Board and Chief Executive Officer. This non-recurring expense totals approximately $449,000 and will be paid ratably over the remainder of the term of his employment agreement, or December 31, 2018.

Commenting on Servotronics’ performance, Kenneth D. Trbovich, President, stated: “Our third quarter results showed strong increases in both sales and earnings which reflects our focus on improving our operating expenses while also pursuing additional market share. Of course the improving financial results were over-shadowed by the unexpected loss of the Company’s founder, Dr. Nicholas D. Trbovich, in August. Our team is committed to continuing to execute the Company’s strategic plan in accordance with his vision.”

Revenues for the nine-months ended September 30, 2017 were $30,044,000 compared to $28,708,000 for the same period in 2016, an increase of 4.7%. Net income decreased approximately $826,000 for the nine month period ended September 30, 2017 compared to last year, largely due to increased cost of goods sold, both in absolute terms and as a percentage of revenue and an increase in SG&A.

“Our year to date results continue to be impacted by the challenges that we face relating to labor inefficiencies due in part to the mix of product sold and new employee training as well as increased costs for employee benefits,” Mr. Trbovich noted. “We are seeing improvements as the year progresses and maintain a positive outlook for long-term growth prospects.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American